Schedule A
to the Shareholder Servicing Plan

(as amended on March 9, 2016, to add the Pzena Small Cap Value Fund)

Series or Fund and Class of Advisors Series Trust	Shareholder Servicing Plan Fee as a % of Average Daily Net Assets
Pzena Mid Cap Value Fund
Investor Class	0.10%
Institutional Class	0.00%
Pzena Emerging Markets Value Fund
Investor Class	0.10%
Institutional Class	0.00%
Pzena Long/Short Value Fund
Investor Class	0.10%
Institutional Class	0.00%
Pzena Small Cap Value Fund
Investor Class	0.10%
Institutional Class	0.00%

Acknowledged by:

Pzena Investment Management, LLC

/s/ William L. Lipsey

Name:  William L. Lipsey

Title:  President